Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Wheeler Real Estate Investment Trust, Inc. and Subsidiaries
Virginia Beach, Virginia
We hereby consent to the incorporation by reference in the Registration Statements of Wheeler Real Estate Investment Trust, Inc., on Form S-11 (Nos. 333-189887, 333-194831, 333-195492, 333-198245, and 333-198696), Form S-3 (No. 333-193563, 333-194252, 333-203563, 333-206014, 333-207241, 333-211506, 333-212426 and 333-213294), Form S-4 (No. 333-204957) and Form S-8 (333-205845 and 333-213102) of our report dated February 28, 2017, relating to the consolidated financial statements and consolidated financial statement schedules as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, which appears in the Company’s annual report on Form 10-K.

/s/ Cherry Bekaert LLP
Virginia Beach, Virginia
February 28, 2017